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                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF ALSTON & BIRD LLP]

                                April 17, 1997

Provident Companies, Inc.
1 Fountain Square
Chattanooga, Tennessee 37402

  Re: Form S-3 Registration Statement

Ladies and Gentlemen:

  We have acted as counsel to Provident Companies, Inc., a Delaware corporation (the "Company"), in connection with the above referenced Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 5,917,500 shares (the "Selling Stockholder Shares") of the Company's common stock, $1.00 par value ("Common Stock"), which are being offered for the account of Textron Inc. (the "Selling Stockholder"), and up to 887,625 shares of Common Stock (the "Over-Allotment Shares" and, together with the Selling Stockholder Shares, the "Shares") which are being offered for the account of the Company pursuant to an over-allotment option. The opinion hereinafter set forth is provided to the Commission at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

  This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretative Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

  In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

  Based upon the foregoing, it is our opinion that the Selling Stockholder Shares are, and that upon their issuance and receipt of payment therefor, the Over-Allotment Shares will be, legally and validly issued, fully paid and nonassessable.

  This opinion letter is provided to you for your benefit and for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                          Sincerely,

                                          ALSTON & BIRD LLP

                                          By: /s/ David E. Brown, Jr.

                                            -----------------------------------
                                            A Partner